Exhibit 99.1

             First Consulting Group Acquires Zorch, Inc.

    FCG Acquires Enterprise Software Solution Built Entirely on the Microsoft Platform to Provide Regulated Content Management and
             Collaboration for the Life Sciences Industry


    LONG BEACH, Calif.--(BUSINESS WIRE)--June 18, 2007--First Consulting Group, Inc., (FCG) (NASDAQ:FCGI) today announced the acquisition of Zorch, Inc., a Salt Lake City, Utah based company that has built a proprietary enterprise software solution to provide regulated content management and collaboration for the life sciences industry. The products and solutions by Zorch are built entirely on the Microsoft Office Sharepoint Server platform, and are designed to allow life sciences organizations to leverage their existing Microsoft platform investments while capitalizing on FCG's product innovations and industry-leading best-practices. The new offering acquired by FCG will be named FirstPoint(TM).

    Larry Ferguson, chief executive officer of FCG, said, "We are very excited to add the Zorch team to FCG and offer FirstPoint as a solution to the life sciences market. FCG already has a market-leading solution in FirstDoc(R), a product that is used in 12 of the top 20 pharmaceutical companies and supports over 50,000 end users. We believe there is a good opportunity to leverage FCG's strong brand name and experience in the life sciences market, and the FirstPoint(TM) product opens new opportunities for FCG in pharma and biotech enterprises of all sizes."

    Nigel Whitehead, senior vice president of FCG and president of FCG Life Sciences, added, "This acquisition gives us a leading edge platform to develop and grow our life sciences customer base over the next several years. FirstPoint offers a lower cost of ownership to deploy, maintain and upgrade the solution; a simple and intuitive user interface, based upon Microsoft Office and SharePoint; and simplified technology architecture based upon a full Microsoft platform. As a result, the FirstPoint product will be attractive to a global enterprise as well as to small and mid-sized biotechnology companies seeking a cost effective and efficient way to manage R&D, clinical and regulatory content and submission management."

    FCG will also continue to extend its FirstDoc product for life sciences companies to manage their regulated content. FirstDoc has been available for nearly ten years.

    FCG is acquiring 100% of the outstanding equity of Zorch for a lump sum cash payment. Zorch stockholders may earn additional consideration for the sale if the business achieves certain revenue and earnings targets during a four-year earn-out period. Zorch will operate as part of FCG's life sciences business unit. The company will incur a one-time charge during the current quarter in recognition of acquired in-process software research and development expenses. The acquisition is expected to be neutral to FCG earnings in the second half of 2007 and accretive thereafter.

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementation and integration services and proprietary software products for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, offsite and offshore outsourced services, FCG provides low-cost, high-quality offerings to improve its clients' performance. The firm's consulting and integration services and proprietary software products increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    This release contains forward-looking statements, including the potential of the markets to be served by FCG as a result of the acquisition of Zorch. These forward-looking statements involve known and unknown risks that may cause each of FCG's actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. Some of the risks that should be considered include, among other things,
(i) the ability of FCG to successfully integrate Zorch's operations and continue successful development and roll-out of the FirstPoint solution; (ii) the contributions of Zorch and FirstPoint to FCG's overall operations; (iii) whether the products and services described in this release by FCG will achieve customer acceptance and provide the level of functionality required to achieve such customer acceptance; (iv) FCG's ability to continue to develop and market both FirstPoint and FirstDoc in the life sciences market; (v) FCG's ability to provide on-going support and maintenance for the products to its clients, including maintaining the currency of the products in line with any changes made to the underlying platforms on which the products are operated; and (vi) other factors referenced in FCG's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


    CONTACT: First Consulting Group
             Nigel Whitehead, 908-581-3333
             SVP and President, FCG Life Sciences
             nwhitehead@fcg.com
             or
             M Booth & Associates
             Kurt Rossler, 212-481-7000
             kurtr@mbooth.com